                                                                   EXHIBIT 99.1

                             [SUNSTONE LETTERHEAD]

NEWS BULLETIN

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
January 27, 1998

             SUNSTONE ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

                           Fourth Quarter Highlights:

* 28.0% Increase in Per Share Funds From Operation (FFO) at $0.32 Per Share
* 7.7% Increase in Revenue per Available Room (REVPAR) for All Hotels
* 15.4% Increase in REVPAR for Non-renovated Hotels
* 284% Increase in Revenue

                                1997 Highlights:

* 15.1% Increase in Per Share FFO at $1.37 Per Share
* 10% Increase in Dividends
* $491.3 Million of Hotel Acquisitions
* $48.8 Million Invested in Renovations to 19 Hotels
* Rebrandings and Upgrades Include Marriott, Hilton and Sheraton
* 8.6% Increase in REVPAR for All Hotels
* 18.0% Increase in REVPAR for Non-renovated Hotels
* 199% Increase in Revenues
* Line of Credit Increased to $300 Million; Interest Rate Reduced to 140 Basis Points over LIBOR
* Management Team Strengthened; Ready for Continued Growth

SAN CLEMENTE, Calif., January 27, 1998 -- Sunstone Hotel Investors, Inc.
(NYSE: SSI), a real estate investment trust (REIT), today announced financial and operating results for the quarter and year ended December 31, 1997. As a result of the success of the Company's growth strategy and the continuing strength of the U.S. economy, FFO per share for the Company increased 28.0% for the quarter and 15.1% for the year. Total revenues increased 284% for the quarter and 199% for the year.

For the fourth quarter ended December 31, 1997, Sunstone reported FFO of $10.5 million, or on a per share basis, $.32 per share, an increase of 28.0% from FFO of $3.2 million, or $.25 per share. Reported total revenues in the fourth quarter of 1997 were $17.3 million over the $4.5 million in the corresponding quarter of 1996, an increase of 284%.

For the year ended December 31, 1997, Sunstone reported FFO of $31.8 million, or on a per share basis, $1.37 per share, an increase of 15.1% from FFO of $11.2 million, or $1.19 per share in 1996. Reported total revenues for 1997 were $45.1 million over the $15.1 million in 1996, an increase of 199%.

Commenting on the successful year, Robert A. Alter, President and Chief Executive Officer of Sunstone Hotel Investors, Inc., said, "1997 was a successful year for the Company. We have posted significant gains in all major areas. In addition to the strong financial results, we successfully tapped the capital markets several times, conducted a large, successful renovation program, strengthened our relationships with leading franchisors, outpaced the lodging industry in same-unit-sales revenue increases and also added key leaders to the management team."

"We believe 1998 will be a very positive year for our shareholders. We have a strong team in place; our pipeline of acquisitions continues to look full; and our strategy of driving internal growth is on track to produce increased revenues and earnings into the future. We will continue our strategy to maximize shareholder value by acquiring underperforming hotels that are in attractive locations with significant barriers to entry and improving those hotels' financial performance by renovating, redeveloping, rebranding and repositioning those hotels and through the implementation of focused sales and marketing programs. To this end, we have already announced $58.5 million of additions to our portfolio in the first month of 1998."

Beginning in 1998, the Company will report per share FFO giving affect to the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128 ("FAS 128") directive to all public companies regarding the calculation of weighted average shares outstanding. The additional disclosure includes the impact of potentially dilutive securities such as options, convertible preferred stock and Operating Partnership Units ("OP Units") convertible into common stock ("diluted FFO"). As restated for the change and as reflected on the attached Statement of Operations, Sunstone's diluted FFO per share increased 15.5% to $1.34 in 1997 from $1.16 in 1996, and diluted FFO increased 187.0% to $32.2 million in 1997 from $11.2 million in 1996. In addition, diluted FFO per share increased 28.0% to $0.32 for the quarter ended December 31, 1997, from $0.25 for the corresponding period in 1996, and diluted FFO increased 241.0% to $10.9 million for the quarter ended December 31, 1997, from $3.2 million for the corresponding period in 1996.

DIVIDEND DECLARATION

Consistent with the Company's policy to pay dividends 45 days after the end of each quarter, Sunstone also announced its tenth consecutive quarterly dividend declared payable on February 16, 1998 to shareholders of record on January 31, 1998.

Joe Biehl, Vice President and Chief Financial Officer, added, "Without the support of the investment and banking communities, we could not have delivered the results you see today. With a market


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capitalization over $967 million, we feel confident that we can continue to seek the support of investors to deliver on our growth objectives. In return, we have declared ten consecutive quarterly cash dividends. And in September 1997, Sunstone declared a 10% increase in the dividend on the Company's Common Stock from $0.25 per share to $0.275."

1997 ACQUISITIONS

Acquisitions fueled Sunstone's growth in 1997. During the year, the Company acquired a total of 27 hotels, for purchase prices aggregating $491.3 million, including the 17 hotels acquired as part of the Kahler acquisition. The Company's portfolio now contains a total of 54 hotels primarily in strategic Western U.S. locations. Through these acquisitions, as well as continued selective development, the Company has increased the number of rooms in its portfolio six and one half times, to 9,978, since its IPO in August 1995.

The Kahler acquisition represented a milestone in Sunstone's history. The $372.3 million acquisition of 17 hotels with a total of 4,255 rooms almost doubled the Company's portfolio. As a result of the transaction, Sunstone has established an ongoing relationship with Westbrook Partners, a source of potential new acquisitions in the future.

The following table sets forth certain information related to the Company's hotel acquisition activity for the year ending December 31, 1997.

                                                        Number      Acquisition
   Date Acquired      Brand          Location          of Rooms        Cost
   -------------      -----          --------          --------     -----------
                                                                   (in Millions)
    January 1997   Holiday Inn      San Diego,            218          $9.0
                                    California

    January 1997   Courtyard by     Cypress,              180          12.0
                   Marriott         California

    March 1997     Hawthorn Suites  Kent, Washington      152          13.6

    March 1997     Holiday Inn      La Mirada,            289          18.0
                   Select           California

    May 1997       Hawthorn Suites  Sacramento,           301          16.8
                                    California

    June 1997      Holiday Inn      San Diego,            151          11.8
                   Hotel & Suites   California

    July 1997      Holiday Inn*     Lynnwood,             103           7.4
                                    Washington

    August 1997    Holiday Inn      San Diego,            174           9.1
                   Mission Valley   California

    August 1997    Hawthorn Suites  Anaheim,              130           8.7
                                    California

    August 1997    Regency Plaza    Los Angeles,          178          12.6
                   Hotel            California

    October 1997   Kahler Hotels    Midwest and         4,255         372.3
                                    Mountain Regions    -----        ------
                                    of the U.S.

                   Total                                6,131        $491.3
                                                        =====        ======

-----------------
* Franchise Applied For


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RENOVATIONS AND DEVELOPMENT

During 1997, Sunstone continued to successfully implement its strategy of renovating, rebranding and repositioning its acquired hotels. In 1997, the Company expended $48.8 million redeveloping and renovating 19 of the 51 hotels owned during the year as compared to completing $9.6 million in renovations to eight of its 24 hotels owned in 1996. Sunstone is currently, or will shortly begin, redeveloping or renovating another 26 hotels for an additional estimated aggregate cost of $62.2 million, all of which are expected to be completed in 1998.

In addition to the $48.8 million amount invested in redevelopment, Sunstone completed a 39-room, $2.2 million addition to its newly built Residence Inn in Highlands Ranch (Denver), Colorado for a total of $7.6 million. The Company is currently, or will shortly begin, developing through third party merchant developers, another five hotels for an additional estimated aggregate cost of $55.4 million. Sunstone expects to complete the full service Marriott Hotel in Pueblo, Colorado and the Hawthorn Suites in Denver, Colorado by the fourth quarter of 1998 and complete the Courtyard by Marriott in Lynnwood, Washington, the Hilton Garden Suites in Sacramento, California and the Residence Inn by Marriott in San Diego, California by the second quarter of 1999.

FRANCHISE REBRANDING AND UPGRADES

During 1997, upon completion of each renovation resulting in a high quality property, Sunstone rebranded and upgraded seven hotels with new and existing franchises and also added or will shortly add, full service Marriotts, Hiltons and Sheratons to its portfolio. Also during 1997, Marriott International, Inc., performed a review of the Company's and the Lessee's management and operation and, based on the operating culture of the two Companies, management track record and hotel-level operations, approved the Companies as qualified full-service franchisees. Sunstone expects to brand four of the Kahler hotels as full-service Marriott hotels and up to three of the other Kahler hotels as Courtyard by Marriott hotels after completion of product improvement plans. When these four hotels are branded with the Marriott flag, approximately 27.0% of the Company's hotels will be branded with Marriott franchises. Sunstone management will consider the Marriott brands when repositioning future acquired hotels and believes that the preferred business relationship with Marriott will enhance its opportunities for future franchises.

Commenting on the Company's relationships with leading franchises, Alter said, "To be selected by some of the worlds' leading hotel franchises is a testament to the quality of management and service we have developed here at Sunstone. Access to this range of new flags is critical to the success of our rebranding and repositioning strategies and I am confident that we will be able to add more hotels to our preferred franchise portfolio in the future"

REPOSITIONING -- STRONG OPERATING RESULTS COMPLETES THE PROCESS

Complimenting each renovation and rebranding with the implementation of focused sales and marketing programs of it's Lessee, Sunstone has achieved significant success in repositioning its acquired assets by increasing revenues and REVPAR. Sunstone announced strong revenue growth of its hotels for the fourth quarter of 1997. Fourth quarter total room revenue from the Company's


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hotels increased 238%, from $10.4 million to $35.1 million over the fourth quarter of 1996, primarily due to the completion of $491.3 million of hotel acquisitions during the preceding twelve months. On a same-unit-sales basis for the entire portfolio, the Company achieved a 7.7% increase in REVPAR for the fourth quarter of 1997 over the corresponding quarter of 1996.

Alter commented, "We are very pleased with the top-line performance of our hotels for the fourth quarter, particularly considering the amount of renovation work we accomplished. During the quarter, we invested $14.0 million redeveloping eight hotels and positioning them for future, long-term growth."

Sunstone announced that REVPAR for the non-renovation hotels significantly increased by 15.4%, from $37.42 to $43.17, over the fourth quarter of 1996. Non-renovation hotels consist of 43 of the Company's 51 hotels owned by Sunstone that were not undergoing significant renovation either in the fourth quarter of 1996 or 1997. The 15.4% increase in REVPAR was driven by a 14.2% increase in average daily rate, from $63.40 to $72.43, while occupancy remained constant.

Strong revenue performance was achieved not only with Sunstone's renovated properties, but also with many of the recently acquired Kahler Hotels as indicated in the following tables:

    LEADING REVPAR PERFORMERS FOR FOURTH QUARTER OF 1997 -- STABILIZED HOTELS

                                                       REVPAR
                                            -----------------------------
     Kahler Hotels               Rooms      1996        1997     % Change
     -------------               -----      ----       ------    --------
     Kahler Inn & Suites -
       Rochester, Minnesota       266       $38.66     $51.01      32.0%
     Kahler Plaza -
       Rochester, Minnesota       194       $76.52     $95.52      24.8%
     Kahler Hotel -
       Rochester, Minnesota       699       $38.19     $47.03      23.1%
     Holiday Inn -
       Rochester, Minnesota       170       $37.25     $44.99      20.8%

                                                        REVPAR
                                            -----------------------------
     Other Hotels                  Rooms     1996       1997     % Change
     ------------                  -----    ------     ------    --------
     Holiday Inn Express -
       Portland, Oregon              84     $29.05     $39.94      37.5%
     Hampton Inn -
       Clackamas, Oregon            114     $24.08     $32.72      35.9%
     Holiday Inn Hotel & Suites -
       Kent, Washington             152     $32.42     $43.75      34.8%
     Holiday Inn Mission Valley -
       San Diego, Calif.            174     $35.74     $47.82      33.8%
     Courtyard by Marriott -
       Cypress, California          180     $46.27     $58.63      26.7%

REVPAR for the fourth quarter of 1997 for the eight 1997-renovation hotels (which were undergoing renovation during the fourth quarter of 1997) decreased 15.6% over the corresponding quarter of 1996, a period during which these hotels were not undergoing renovation. (There were no hotels undergoing renovation in the fourth quarter of 1996.)


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FINANCING

Behind the Company's considerable growth in 1997 has been the support of the investment and banking communities. In total, the Company raised $288.1 million in secondary and spot offerings. Sunstone also announced today that on January 26, 1998 the Company increased its unsecured revolving line of credit facility from $200 to $300 million and further reduced it's borrowing rate to accrue interest beginning at as low as LIBOR plus 1.40% per annum, based upon the debt leverage of the Company.

STRENGTHENED MANAGEMENT TEAM

In 1997, Sunstone continued to add industry veterans to the team. Appointments this year included Charles Biederman as Vice Chairman of the Board of Directors, Sam Marshall as Vice President of Design/Construction, Gary Stougaard as Vice President-Development as well as other mid-management positions in construction and finance. Earlier this year, Sunstone also appointed R. Terrence Crowley as General Counsel. Sunstone Hotel Properties, Inc., the Company's sole lessee, appointed Randy Hulce as President and Chief Executive Officer, Michael George as Chief Operating Officer, George Schweitzer as Vice President of Operations and has appointed other regional operational and marketing professionals during the year.

Commenting on the new team, Alter said, "The pace of growth we sustain in 1997 is truly a credit to the management team and to all of the employees. As we have grown, we have been able to attract the best talent in the lodging industry to Sunstone. I am confident that with this team in place, we will be able to deliver superior growth and enhanced value to our shareholders."

Sunstone Hotel Investors, Inc. is a leading self-administered equity real estate investment trust that owns full service, upscale and mid-price hotels located in the western United States. The Company's growth strategy is to maximize shareholder value by (i) acquiring underperforming hotels within the western United States that are in attractive locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, rebranding and repositioning the hotels together with the implementation of focused sales and marketing programs. Sunstone Hotel Investors, Inc., the only hotel REIT that currently focuses its acquisition strategy in the western United States, owns, through Sunstone Hotel Investors, L.P., 54 hotels comprising 9,978 rooms. Sunstone's business strategy is to own full-service, upscale and mid-price hotels with revenue growth opportunities in strong western U.S. markets.

Statements in this press release which are not strictly historical are "forward-looking" and are subject to the many risks and uncertainties which affect Sunstone's business, and could cause actual results to differ materially from those projected and forecasted. These uncertainties, which include competition within the lodging industry, the balance between supply and demand for hotel rooms, the Company's continued ability to execute acquisitions and renovations, the effect of economic conditions, and the availability of capital to finance planned growth, are described, but are not limited to those disclosed, in the Company's annual report on Form 10-K for the year ended December 31, 1996, and the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997, each as filed with the Securities and Exchange Commission.

For information on Sunstone Hotel Investors' Dividend Reinvestment Program, please call 1-888-261-6776. For investor information on Sunstone Hotel Investors via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code SSI.

                           (FINANCIAL TABLES FOLLOW)


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                         SUNSTONE HOTEL INVESTORS, INC.

                            STATEMENTS OF OPERATIONS

                                   For the Quarter Ended       For the Twelve Months Ended
                                       December 31,                   December 31,
                                -------------------------     ----------------------------
                                   1997            1996          1997             1996
                                -----------   -----------     -----------      -----------
REVENUE
Lease revenue                   $17,204,000   $ 4,441,000     $44,680,000      $14,848,000
Interest and other income           108,000        95,000         471,000          236,000
                                -----------   -----------     -----------      -----------
                                 17,312,000     4,536,000      45,151,000       15,084,000
                                -----------   -----------     -----------      -----------
EXPENSES
Real estate-related
  depreciation and
  amortization                    7,219,000     1,457,000      14,749,000        4,514,000
Interest expense and
  amortization of
  financing costs                 3,590,000       526,000       6,365,000        1,558,000
Real estate and personal
  property taxes and
  insurance                       2,239,000       519,000       4,670,000        1,273,000
General and administrative          539,000       308,000       1,890,000        1,015,000
                                -----------   -----------     -----------      -----------
                                 13,587,000     2,810,000      27,674,000        8,360,000
                                -----------   -----------     -----------      -----------
Income before minority
  interest                        3,725,000     1,726,000      17,477,000        6,724,000
Minority interest                   274,000       261,000       1,886,000        1,090,000
                                -----------   -----------     -----------      -----------
NET INCOME                      $ 3,451,000   $ 1,465,000     $15,591,000      $ 5,634,000
Distributions to preferred
  shareholders                      422,000            --         422,000               --
                                -----------   -----------     -----------      -----------
Net income available to
  common shareholders           $ 3,029,000   $ 1,465,000     $15,169,000      $ 5,634,000
                                ===========   ===========     ===========      ===========
DILUTED NET INCOME PER SHARE          $0.10         $0.13           $0.71            $0.69
Weighted average number
   of shares outstanding
   assuming dilution             30,492,542    11,015,163      21,248,131        8,123,938
DILUTED FUNDS FROM OPERATIONS   $10,944,000   $ 3,183,000     $32,226,000      $11,238,000
DILUTED FFO PER SHARE/UNIT            $0.32         $0.25           $1.34            $1.16
Weighted average number
  of shares/units outstanding
  assuming dilution              34,682,525    12,962,432      24,083,756        9,687,121


                            SUMMARY OPERATING DATA*

SAME-UNIT-SALES ANALYSIS
ALL HOTELS:
Occupancy                58.5%         61.2%        65.4%         65.9%
ADR                     $73.32        $65.02       $70.75        $64.65
REVPAR                  $42.87        $39.82       $46.24        $42.57
REVPAR growth             7.7%                       8.6%

NON-RENOVATION HOTELS:
Occupancy                59.6%         59.0%        67.9%         63.9%
ADR                     $72.43        $63.40       $71.46        $64.35
REVPAR                  $43.17        $37.42       $48.51        $41.10
REVPAR growth            15.4%            --        18.0%            --

RENOVATION HOTELS(1):
Occupancy                54.1%         74.5%        61.1%         68.4%
ADR                     $77.14        $66.37       $67.90        $63.11
REVPAR                  $41.70        $49.43       $41.50        $43.19
REVPAR growth          (15.6)%            --       (3.9)%            --

---------------
(*) Includes the eight hotels undergoing renovation in the fourth quarter of 1997 and no hotels undergoing renovation in the fourth quarter of 1996.


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